UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2006

NASHUA CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-05492	02-0170100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063
(Address of principal executive offices and zip code)
(603)880-2323
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement
     As previously announced, Thomas G. Brooker will join Nashua Corporation, a Massachusetts corporation (the “Company”), as President and Chief Executive Officer commencing on May 4, 2006, replacing Andrew Albert in those capacities. Mr. Albert will continue as a director of the Company and remain employed by the Company as Chairman of the Board, an executive position.
     On April 24, 2006, the Company entered into a letter agreement with Mr. Albert pursuant to which Mr. Albert will become the Executive Chairman of the Company commencing on May 4, 2006. Mr. Albert’s annual base salary will be reduced to $200,000 effective May 4, 2006 and he will be eligible for his targeted bonus for 2006. Effective January 1, 2007, Mr. Albert will become a non-executive employee of the Company as an advisor to the Company’s Chief Executive Officer. Mr. Albert will also continue to serve, at the pleasure of the Company’s Board of Directors, as its non-executive Chairman, assuming the stockholders have continued to elect Mr. Albert as a member of the Board of Directors. Mr. Albert will be entitled to receive the same compensation paid to other non-employee directors of the Company plus an additional $50,000 annual stipend. Mr. Albert’s employment with the Company will terminate on August 31, 2008, unless terminated sooner by the Board of Directors of the Company. Thereafter, Mr. Albert will continue to serve, at the pleasure of the Board of Directors, as the Company’s non-executive Chairman, assuming the stockholders have continued to elect Mr. Albert as a member of the Board of Directors, and he will receive the same compensation paid to other non-employee directors of the Company plus an additional $50,000 annual stipend.
     The letter agreement entered into between Mr. Albert and the Company is attached as Exhibit 10.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.
Item 9.01.      Financial Statements and Exhibits
(d)	Exhibits

See Exhibit Index attached hereto.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASHUA CORPORATION
Date: April 25, 2006	By:	/s/ John L. Patenaude
John L. Patenaude
Vice President - Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, by and between the Company and Andrew Albert, dated as of April 24, 2006.